Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION AND DATA

The following unaudited preliminary pro forma combined condensed consolidated balance sheet as of September 30, 2018 combines the historical consolidated balance sheets of FAIC and RBB (i) on an actual historical basis and (ii) assuming the completion of the merger at September 30, 2018, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for both the nine months ended September 30, 2018 and the year ended December 31, 2017 combine the historical Consolidated Statements of Operations of RBB and the historical Consolidated Statements of Income of FAIC for such respective periods, giving effect to the merger as if the merger had become effective on January 1, 2017 using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, RBB and FAIC believe that pro forma financial information is important because it gives effect to the merger. The unaudited pro forma combined condensed consolidated financial information are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed at the beginning of the periods indicated or which may be obtained in the future.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of RBB and FAIC. The historical consolidated financial statements of RBB are filed with the SEC.  The unaudited pro forma combined financial information should be read in conjunction with RBB’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2017.  The historical consolidated financial statements of FAIC are included in this Form 8-K/A.

FAIC’s consolidated financial statements as of December 31, 2017 and 2016, and unaudited consolidated financial statements as of September 30, 2018, included in exhibit 99.1 of this Current Report filed on Form 8/K-A.  The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results.

THIS PRO FORMA DATA IS PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY, DOES NOT INDICATE THE FINANCIAL AND OPERATING RESULTS THAT RBB WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS OR THE FUTURE FINANCIAL POSITION OF THE COMBINED ENTITIES. THE ADJUSTMENTS MADE IN THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, WHICH ARE DESCRIBED IN THESE NOTES, ARE PRELIMINARY AND MAY BE REVISED.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of September 30, 2018 ($000s)
		First American		Pro Forma
		International		Merger		Pro Forma
dollars in thousands	RBB Bancorp	Corp.	Combined	Adjustments (1)	Key	Combined
Assets
Cash and due from banks	$171,553	$66,083	$237,636	$(45,835)	(a)	$191,801
Federal funds sold and other cash equivalents	—	43	43	—		43
Cash and cash equivalents	171,553	66,126	237,679	(45,835)		191,844

Interest-earning deposits in other financial institutions	600	3,801	4,401	—		4,401

Securities:
Available for sale	87,066	14,700	101,766	—		101,766
Held to maturity	9,974	24,406	34,380	(511)	(b)	33,869
Mortgage loans held for sale	378,943	2,661	381,604	—		381,604
Net loans	1,365,040	703,851	2,068,891	1,715	(c)	2,070,606
Premises and equipment	8,119	5,825	13,944	3,322	(d)	17,266
Federal Home Loan Bank (FHLB) stock	7,738	6,563	14,301	—		14,301
Net deferred tax assets	7,320	—	7,320	(2,743)	(e)	4,577
Income tax receivable	1,845	—	1,845	—		1,845
Other real estate owned (OREO)	293	—	293	—		293
Bank owned life insurance (BOLI)	33,380	—	33,380	—		33,380
Goodwill	29,940	—	29,940	30,816	(f)	60,756
Servicing assets	6,248	11,290	17,538	—		17,538
Core deposit intangibles	1,203	—	1,203	5,953	(g)	7,156
Accrued interest and other assets	27,577	4,874	32,451	—		32,451
Total assets	$2,136,839	$844,097	$2,980,936	$(7,283)		$2,973,654

Liabilities and Shareholders’ Equity
Deposits	1,564,964	630,214	2,195,178	2,075	(h)	2,197,253
Reserve for unfunded commitments	550	—	550	—		550
Income tax payable	—	—	—	—		—
FHLB advances	210,000	124,500	334,500	(1,260)	(i)	333,240
Long-term debt	49,637	—	49,637	—		49,637
Subordinated debentures	3,492	7,217	10,709	387	(j)	11,096
Accrued interest and other liabilities	13,198	8,004	21,202	0		21,202
Total liabilities	1,841,841	769,935	2,611,776	1,202		2,612,978

Commitments and contingencies	—	—	—	—		—

Shareholders' equity:
Preferred Stock	—	—	—	—	(k)	—
Common Stock	216,675	—	216,675	69,604	(l)	286,279
Treasury stock	—	(68)	(68)	68	(m)	—
Additional paid-in capital	6,193	46,228	52,421	(46,228)	(m)	6,193
Retained earnings	73,646	28,070	101,716	(32,070)	(n)	69,646
Minority interest	—	72	72	—	(m)	72
AOCI (Loss) - Net of tax	(1,516)	(140)	(1,656)	140	(m)	(1,516)
Total shareholders’ equity	294,998	74,162	369,160	(8,486)		360,674
Total liabilities and shareholders’ equity	$2,136,839	$844,097	$2,980,936	$(7,283)		$2,973,652

(1)See related note references in Note 5 – Proforma Adjustments

The accompanying Notes are an integral part of the

Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income for the Nine Months Ended September 30, 2018 ($000s)
		First American		Pro Forma
		International		Merger		Pro Forma
	RBB Bancorp	Corp.	Combined	Adjustments (1)	Key	Combined
Interest Income
Interest and fees on loans	$63,651	$25,707	$89,358	$1,686	(o)	$91,044
Interest on investment securities	1,722	764	2,486	88	(p)	2,574
Dividends on FHLB stock	385	370	755	—		755
Interest on federal funds sold and other	1,175	1,282	2,457	—		2,457
Total interest income	66,933	28,123	95,056	1,774		96,830

Interest on deposits	10,295	4,419	14,714	(70)	(q)	14,644
Interest on borrowings	3,750	2,139	5,889	172	(r)	6,061
Total interest expense	14,045	6,558	20,603	102		20,705
Net interest income before provision	52,888	21,565	74,453	1,672		76,125
Provision for credit losses	2,579	—	2,579	—		2,579
Net interest income after provision for credit losses	50,309	21,565	71,874	1,672		73,546

Non-Interest Income
Service charges, fees and other	1,551	4,044	5,595	—		5,595
Gain on sale of loans	5,025	4,041	9,066	—		9,066
Other income	776	231	1,007	—		1,007
Total Non-Interest Income	7,352	8,316	15,668	—		15,668

Non-Interest Expense
Salaries and employee benefits	14,575	11,274	25,849	—		25,849
Data processing	1,471	1,548	3,019	—		3,019
Merger-related	571	3,415	3,986	(3,986)	(w)	—
Amortization of intangibles	235	—	235	762	(s)	997
Other expenses	8,282	7,397	15,679	100	(t)	15,779
Total Non-Interest Expenses	25,134	23,634	48,768	(3,124)		45,644

Income Before Taxes	32,527	6,247	38,774	4,796		43,570
Income Taxes	5,913	1,794	7,707	681	(u)	8,388
Net Income	$26,614	$4,453	$31,067	$4,115		$35,182

Net income per common stock share: (2)
Basis	$1.62	$2.02	$3.64		(v)	$1.81
Diluted	$1.54	$2.01	$3.55		(v)	$1.73

(1)See related note references in Note 5 – Proforma Adjustments

(2)Calculated based on net income without regard to dividends paid on FAIC’s Series B Preferred Stock and related discount accretion as such preferred stock is required to be repurchased prior to the closing of the merger pursuant to the merger agreement.

The accompanying Notes are an integral part of the

Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income for the Year Ended December 31, 2017 ($000s)
		First American		Pro Forma
		International		Merger		Pro Forma
	RBB Bancorp	Corp.	Combined	Adjustments (1)	Key	Combined
Interest Income
Interest and fees on loans	$70,289	$32,444	$102,733	$2,773	(o)	$105,506
Interest on investment securities	1,406	1,186	2,592	206	(p)	2,798
Dividends on FHLB stock	472	435	907	—		907
Interest on federal funds sold and other	1,937	745	2,682	—		2,682
Total interest income	74,104	34,810	108,914	2,979		111,893

Interest on deposits	10,273	4,855	15,128	(1,990)	(q)	13,138
Interest on borrowings	3,665	2,982	6,647	865	(r)	7,512
Total interest expense	13,938	7,837	21,775	(1,125)		20,650
Net interest income before provision	60,166	26,973	87,139	4,104		91,243
Provision for credit losses	(1,053)	149	(904)	—		(904)
Net interest income after provision for credit losses	61,219	26,824	88,043	4,104		92,147

Non-Interest Income
Service charges, fees and other	2,111	4,540	6,651	—		6,651
Gain on sale of loans	9,318	7,920	17,238	—		17,238
Other income	1,772	141	1,913	—		1,913
Total Non-Interest Income	13,201	12,601	25,802	—		25,802

Non-Interest Expense
Salaries and employee benefits	16,821	14,690	31,511	—		31,511
Data processing	1,622	1,770	3,392	—		3,392
Amortization of intangibles	355	—	355	1,118	(s)	1,473
Other expenses	8,825	11,642	20,467	133	(t)	20,600
Total Non-Interest Expenses	27,623	28,102	55,725	1,251		56,976

Income Before Taxes	46,797	11,323	58,120	2,853		60,973
Income Taxes	21,269	4,462	25,731	1,170	(u)	26,901
Net Income	$25,528	$6,861	$32,389	$1,683		$34,072

Net income per share: (2)
Basis	$1.81	$3.11	$4.92		(v)	$1.99
Diluted	$1.68	$3.11	$4.79		(v)	$1.87

(1)See related note references in Note 5 – Proforma Adjustments

(2)Calculated based on net income without regard to dividends paid on FAIC’s Series B Preferred Stock and related discount accretion as such preferred stock is required to be repurchased prior to the closing of the merger pursuant to the merger agreement.

The accompanying Notes are an integral part of the

Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1. Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information is based upon the assumption that the total number of shares of FAIC common stock immediately outstanding prior to the completion of the merger will be 2,235,646 and each outstanding share of FAIC common stock will be exchanged for 1.3472 shares of RBB common stock and $15.30 in cash, and 22,900 of stock options will be converted into cash equal to the difference between $51.00 and a weighted average exercise price of $23.50 per stock option. Additionally, RBB will provide financing to FAIC for the redemption of its $7.0 million in TARP Community Development Capital Initiative Shares (the “Series B Preferred Stock”).

This will result in the issuance of 3,011,862 shares of RBB common stock with an estimated fair value of $69.6 million based upon the closing price of RBB’s common stock on October 15, 2018 of $23.11 per share, and total cash consideration of $41.8 million comprised of (i) $34.2 million ($15.30 per share) in cash consideration for the outstanding shares of FAIC common stock, (ii) $630,000 ($27.50 per stock option) in stock option consideration, and (iii) $7.0 million provided by RBB in the form of financing to FAIC to fund the redemption of the Series B Preferred Stock. Total purchase consideration is estimated to be $111.4 million. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of FAIC’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined condensed consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of FAIC at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill.

Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis, goodwill of $30.8 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change as additional information becomes available and as additional analyses are performed. Note 6 –Preliminary Purchase Accounting Allocation below presents a table that provides the preliminary calculation and allocation of the purchase consideration used in the pro forma consolidated combined condensed financial statements and a reconciliation of pro forma shares to be outstanding.

Notes 2. Accounting Policies and Financial Statement Classification

The accounting policies of FAIC are in the process of being reviewed in detail by RBB. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3. Merger and Acquisition Integration Costs

The branch operations, lending activities, along with all other operations of FAIC will be integrated into RBB Bancorp. The conversion of systems were completed in December 2018. The integration of operations will continue over the next several months.

The specific details of the plan to integrate the operations of FAIC will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where RBB may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. RBB and FAIC expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note 4. Estimated Annual Cost Savings

RBB expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma combined condensed consolidated financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 5. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments, including fair value adjustments are based on current assumptions and valuations, which are subject to change.

a.    Adjustment of $45.8 million is comprised of (i) cash consideration of $34.2 million based on 2,235,646 outstanding FAIC common shares and a per share price of $15.30, (ii) additional stock option consideration of $630,000 based on 22,900 outstanding stock options and net stock option price of $27.50, (iii) an additional $7.0 million to fund FAIC’s redemption of its Series B Preferred Stock (Refer to Note 1 –Basis of Presentation for further information), and (iv) $4.0 million in transaction costs.

b.    Purchase accounting adjustment of $(511,000) to reflect the fair value of securities held-to-maturity, which is determined by matrix pricing, utilizing an independent pricing service for significantly similar securities and relying on the securities’ relationship to other benchmark quoted securities. The adjustment will be amortized based upon the estimated remaining life of the securities.

c.    Purchase accounting reversal of FAIC’s $9.6 million allowance for loan losses, which is not carried over, offset by net fair value adjustments of $(7.9) million, to reflect the preliminary market value of loans, which includes credit losses, as well as an interest and liquidity component. The adjustment will be substantially amortized based upon the expected five-year life of the loans.

d.    Purchase accounting adjustment of $3.3 million to reflect the fair value of FAIC’s 19,200 square foot commercial real estate building based on a recent appraisal. This adjustment includes a discount of 10% for estimated selling costs. The amortizable portion of the adjustment attributable to the building will be amortized over a twenty-year expected life on a straight-line basis.

e.    Purchase accounting adjustment of $(2.7) million to reflect reduction in the estimated amount of deferred taxes resulting from fair value adjustments using an effective tax rate of 29.6%.

f.    Represents the recognition of goodwill totaling $30.8 million resulting from the difference between the aggregate purchase consideration to FAIC shareholders less the net fair value of the assets acquired and assumed liabilities. See Note 6 – Preliminary Purchase Accounting Allocation.

g.    Purchase accounting adjustment amount represents $6.0 million in core deposit asset fair value, which is estimated to be 1% of core deposits. Core deposits are defined as non-maturity deposits (such as non-interest bearing demand, savings, NOW and money market accounts) plus time deposits under $250,000. The fair value adjustment will be amortized on an accelerated basis over an estimated life of 10 years.

h.    Purchase accounting adjustment of $2.1 million to reflect the fair values of certain time deposits based on current interest rates for similar instruments. The adjustment will be recognized using an accelerated amortization method based upon the estimated weighted average maturities of the deposit liabilities of approximately 13 months.

i.    Purchase accounting adjustment of $1.3 million to reflect the fair values of FHLB advances based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the weighted average contractual maturities of the advances of approximately 13 months.

j.    Purchase accounting adjustment of $(387,000) to reflect the fair value of FAIC’s junior subordinated debentures and is based on current rates for similar debt. The adjustment will be recognized using a level yield amortization method based upon the contractual maturity of the debentures of approximately 17 years.

k.    FAIC’s $7.0 million Series B Preferred Stock was redeemed prior to closing. Refer to Note 1 – Basis of Presentation for additional information.

l.    Purchase accounting adjustments to eliminate FAIC common stock and record the $69.6 million in purchase consideration assigned to common shares of FAIC exchanged for RBB common shares.

m.   Purchase accounting adjustments reflecting the elimination of (i) $46.2 million in additional paid-in capital, which includes $7.0 million in additional paid-in capital related to the Series B Preferred Stock redeemed by FAIC prior to closing (Refer to Note 1 –Basis of Presentation for additional information), (ii) $(68,000) in treasury stock, (iii) $(140,000) related to accumulated other comprehensive loss.

n.    Purchase accounting adjustment of $33.2 million reflecting the elimination of $28.1 million in retained earnings plus $3.6 million in estimated transaction costs.

o.    Adjustment to reflect accelerated accretion of the purchase price accounting adjustment on loans, which is expected to increase pro forma pre-tax interest income by $1.7 million and $2.8 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.  Estimated accretion for the 4th quarter of 2018 is $487,000, $1.6 million for 2019, $974,000 for 2020, $375,000 for 2021 and none thereafter.

p.    Adjustment to reflect accretion of the purchase price accounting adjustment on securities held-to-maturity, which is expected to increase pro forma pre-tax interest income by $88,000 and $206,000 for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

q.    Adjustment to reflect amortization of the purchase price accounting adjustment related to time certificates of deposit, which are expected to reduce pro forma pre-tax interest expense by $70,000 and $2.0 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

r.    Adjustment to reflect amortization of the purchase price accounting adjustments related to junior subordinated debentures and FHLB advances, which are expected to increase pro forma pre-tax interest expense by $172,000 and $865,000 for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

s.    Adjustment to reflect amortization of the purchase price accounting adjustment related to core deposit intangible, which are expected to increase pro forma pre-tax noninterest expense by $762,000 and $1.1 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

t.    Adjustment to reflect amortization of the purchase price accounting adjustment related to the commercial real estate building, which is expected to increase pro forma pre-tax noninterest expense by $100,000 and $133,000 thousand for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

u.    Pro-forma income taxes are estimated at an effective tax rate of 29.6% for the nine months ended September 30, 2018 and 41.0% for the year ended December 31, 2017.

v.    Basic and diluted net income per share for the nine months ended September 30, 2018 are each computed using RBB’s weighted average basic and diluted shares outstanding of 16,379,211 and 17,309,241, respectively, plus the 3,011,862 shares expected to be issued to FAIC common shareholders. Basic and diluted net income per share for the year ended December 31, 2017 are each computed using RBB’s weighted average basic and diluted shares outstanding of 14,078,281 and 15,238,365, respectively, plus the 3,011,862 shares expected to be issued to FAIC common shareholders.

w.   Adjustment to reflect the elimination of $4.0 million in nonrecurring costs incurred by RBB and FAIC and directly attributable to the merger transaction.

Note 6. Preliminary Purchase Accounting Allocation

The following table represents a preliminary allocation of purchase price consideration to the assets and liabilities of FAIC as of September 30, 2018 and the preliminary fair value adjustments and amounts that may be recorded by RBB upon closing of the merger transaction:

Purchase price consideration (preliminary)
FAIC common shares outstanding exchanged for stock	2,235,646
Exchange ratio	1.34720
RBB common shares to be issued to FAIC shareholders	3,011,862
Purchase price per share of FAIC common stock as of October 15, 2018	$23.11
Purchase price assigned to common shares exchanged for stock	69,604,138
Cash consideration	34,205,000
Stock option consideration	630,000
Cash provided for redemption of Series B Preferred Stock	7,000,000
Total cash consideration	41,835,000
Total purchase consideration		$111,439,138
Less: FAIC shareholders’ equity		74,161,519
Estimated fair value adjustments:
Securities held to-maturity	(511,094)
Loan fair value	(7,868,000)
Elimination of allowance for loan losses	9,583,000
Loans, net	1,715,000
Premises and equipment	3,322,000
Core deposit intangible	5,953,000
Time deposits	(2,075,000)
FHLB advances	1,260,000
Trust preferred securities	(387,000)
Minority interest	(72,000)
Related taxes of items above	(2,743,000)
Less: Total fair value adjustments		6,461,906
Net assets acquired		80,623,425
Goodwill		$30,815,713
Reconciliation of pro forma shares outstanding:
FAIC common shares exchanged for RBB common shares		2,235,646
Exchange ratio		1.34720
RBB common shares issued to FAIC common shareholders		3,011,862
RBB common shares outstanding		16,795,903
Pro forma RBB common shares		19,807,765
Pro forma ownership percentage of FAIC shareholders		15.21%
Pro forma ownership percentage of legacy RBB shareholders		84.79%
Calculation of stock option consideration:
FAIC stock options outstanding		22,900
Weighted average exercise price		$23.50
Price paid per FAIC outstanding stock option		51.00
Net cash price paid per outstanding stock option		$27.50
Stock option consideration		$629,750
Outstanding stock options (equivalent shares)		30,851